Exhibit 99.1

Press Release For immediate release

Invesco Real Estate Income Trust Inc. Closes on Mezzanine Loan for Warehousing Facility in Aurora, CO Contact: Jamie Braverman, jamie.braverman@invesco.com, 212-278-9630

DALLAS, January 25, 2023 – Invesco Real Estate Income Trust Inc. (“INREIT”), an institutionally managed, public non-listed REIT, announced today the co-origination of a loan with Emigrant Bank, a New York State chartered bank, to Stonemont Financial Group (“Stonemont”), an Atlanta-based private real estate firm with $5.3 billion in assets under management. INREIT contributed $13 million to a mezzanine loan, alongside Emigrant’s $39 million senior loan, for Stonemont’s acquisition of a distribution and warehousing facility in Aurora (Denver), Colorado. This credit transaction generates a 12% yield at closing and brings INREIT’s private real estate allocation to 8%.

The purpose-built property was completed in 2022, is 100% leased to a subsidiary of an investment grade rated global logistics service provider. The 478,461 square foot, Class A logistics facility includes state of the art features. It is located along the E-470 highway with immediate access to Denver International Airport, which is key for serving larger regional distribution centers and processing packages for last-mile delivery.

“We are pleased to expand our financing relationships and execute on this credit position for an institutional quality property,” said R. Scott Dennis, President and Chief Executive Officer for INREIT. “Industrial real estate continues to display strong fundamentals and our ability to be a relationship lender helps us provide synergistic solutions for our partners and borrowers.”

For more information about this investment and other INREIT properties, please visit https://www.invesco.com/inreit/investments.

About INREIT

Invesco Real Estate Income Trust Inc. (“INREIT”) is an institutionally managed, public non-listed, monthly NAV REIT investing in a diversified portfolio of high quality, income producing properties located throughout the United States. Its thematic approach to investing focuses on where people consume, live, innovate and connect. INREIT seeks to invest in properties with resilient income and appreciation potential. INREIT expects to diversify its portfolio over time, including on a global basis. INREIT is managed by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. and the registered investment adviser for Invesco Real Estate, the real estate investment center of Invesco Ltd. For more information about INREIT, please visit www.inreit.com.

About Invesco Real Estate

Invesco Real Estate is a global leader in the real estate investment management business with $89.9 billion in real estate assets under management, 577 employees and 21 regional offices across the U.S., Europe and Asia (as of June 30, 2022). Invesco Real Estate was established in 1983 and today invests across the risk return spectrum, from core to opportunistic; in equity and debt; listed and direct; locally and globally. Invesco Real Estate is a business name of Invesco Advisers, Inc., an indirect, wholly owned subsidiary of Invesco Ltd. Invesco Ltd. is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; http://www.invesco.com.

About Stonemont Financial Group

Stonemont Financial Group specializes in investing across a broad spectrum of real estate asset classes and geographies to deliver attractive risk-adjusted returns. Stonemont offers diversified and differentiated real estate investment strategies and vehicles to institutions, family offices, trusts and high net-worth individuals. The firm’s founders and managing principals have a combined track record of more than 60 years’ experience and $20 billion invested.

Invesco is not affiliated with Emigrant Bank or Stonemont Financial Group.